Exhibit 99.1

FOR IMMEDIATE RELEASE

ASYST TECHNOLOGIES REPORTS FISCAL
FOURTH QUARTER AND YEAR-END RESULTS

     FREMONT, Calif., Apr. 29, 2003 – Asyst Technologies, Inc., (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that maximize the productivity of semiconductor and related manufacturing, today announced financial results for its fourth fiscal quarter and year ended March 31, 2003. Results were in line with the company’s preliminary results announced on April 1, 2003.

     Fourth quarter consolidated net sales from continuing operations were $59.7 million, compared with $75.6 million in the prior sequential quarter and $35.8 million in the same quarter a year ago. As previously announced, the sequential sales decline is attributable to the sale of the company’s wafer and reticle carrier (WRC) product lines, the protracted industry downturn, and delays of expected 200mm SMIF upgrade projects and AMHS implementations. The increase over the prior year is primarily attributable to the October 2002 acquisition of a 51% interest in Asyst-Shinko, Inc. (ASI), a joint venture company whose operating results are fully consolidated with Asyst Technologies, Inc. Excluding the impact of Asyst-Shinko and WRC, net sales for the fourth quarter were $35.4 million, compared with $44.3 million in the prior sequential quarter and $31.1 million in the same quarter a year ago.

     As required under GAAP percentage-of-completion accounting, which is used to recognize revenue at ASI, the company estimates that ASI had approximately $16.0 million and $17.4 million of unbilled receivables as of December 31, 2002 and March 31, 2003, respectively.

     Consolidated net bookings of $42 million were impacted by the same factors that affected sales.

     Consolidated GAAP gross margin from continuing operations was 19%, compared with 25% in the prior sequential quarter. The sequential decline is attributable to lower sales volumes in Asyst’s base business, which also resulted in an additional inventory reserve of approximately $4.5 million, as well as accelerated depreciation of manufacturing assets and other costs related to the company’s transition to outsourced production. Excluding the impact of the inventory reserve, the company’s pro forma gross margin for the quarter was 26%. The company believes this pro forma presentation of gross margin is more useful for analyzing the business because it removes the effects of inventory adjustments. A table that provides a reconciliation of operating results under GAAP to pro forma operating results is included as part of this release.

     Consolidated GAAP operating expenses were $33.2 million, compared with $54.0 million in the prior sequential quarter. Pro forma operating expenses, which excludes the amortization of intangibles, restructuring and other charges, were $27.4 million, compared with $31.6 million in the prior sequential quarter, and below guidance of $29-$30 million. This reflects continuing cost control and cost-cutting efforts in response to challenging market conditions. The company believes this pro forma presentation of operating expenses is more meaningful for comparative purposes because it removes the effects of amortization of acquisition-related intangibles, restructuring and other charges, and presents a clearer picture of ongoing expense levels. A reconciliation of GAAP operating expenses to pro forma operating expenses is presented in a table later in this release.

     GAAP net loss of $(1.8 million), or $(0.04) per diluted share, includes a gain on the sale of the company’s WRC product lines of $28.4 million and a net loss from discontinued operations of $(7.7 million), reflecting the sale of the company’s AMP and SemiFab manufacturing subsidiaries and fourth quarter operating losses. This compares with a net loss of $(40.9 million) or $(1.08) per share in the prior sequential quarter and a net loss of $(13.2 million), or $(.37) per share in the same quarter a year ago. Pro forma net loss from continuing operations was $(12.3 million), or $(0.30) per share. The company believes this pro forma presentation of operating results is more useful for analyzing the business because it removes the effects of gains and losses related to the divestiture of product lines and subsidiaries as well as amortization of acquisition-related intangibles and other items that are presented in a reconciliation of GAAP results to pro forma results later in this release.

     Acquisition, Market Share Gains Drive 42% Year-over-Year Growth

     On a GAAP basis, net sales from continuing operations for the full 2003 fiscal year ended March 31, 2003 were $259.5 million, a 42% increase over $183.2 million in fiscal 2002. Approximately $46 million, or 61% of the increase in sales, is attributable to the acquisition of ASI. The company believes that the remainder of the increase is attributable to market share gains in its base business. GAAP net loss for the fiscal year was $(134.3 million), or $(3.58) per diluted share, compared with $(148.9 million), or $(4.21) per share in fiscal 2002. Both fiscal years included significant charges related to restructuring and impairment of assets.

     Restructuring Program to Reduce Costs

     “Our served market continues to be characterized by rapid demand shifts, evidenced by the near-doubling of sales we experienced over a two-quarter period last year, followed by a contraction of similar magnitude over the most recent two quarters,” said Steve Schwartz, chairman and CEO. “During this downturn we are continuing to focus on the things we can control, namely product development, design wins, and our cost structure. We are well positioned and are improving our position in all three areas, and are poised to return to profitability at much lower sales levels than at any point in the past three years.”

     Mr. Schwartz continued, “We have initiated a restructuring program that is designed to reduce operating expenses in the base business by approximately 30% from last quarter’s levels, while leaving Asyst-Shinko, which is profitable, fully intact. This involves a workforce reduction of approximately 250 of our 760 worldwide employees, primarily in sales, general and administrative functions, as well as cuts to discretionary spending. Our outsourced manufacturing model will provide margin improvements over the next several quarters. We believe that this progress, combined with the operating expense reductions, positions Asyst to achieve cash breakeven with consolidated net sales in the range of $65 million, versus the $85 million level we are at today.”

     Cash Flow and Balance Sheet

     Cash and short-term investments at March 31, 2003 were $99.3 million, up $22.4 million from December 31, 2002. This reflects net proceeds of $33.4 million from the sale of WRC and $4.6 million generated by ASI, offset by $15.7 million of cash use in the base business. Approximately $22.6 million of cash is for the exclusive use of ASI.

     Short-term debt of $18.0 million is low-interest, asset-based revolving debt held by Asyst Japan Inc. The company’s long-term debt of $115 million as of March 31, 2003, is comprised of the following:

•	$86 million relates to 5.75% convertible debentures due 2008, convertible into common stock at $15.18 per share, with no “put” option.

•	$25 million is attributable to the company’s two-year credit facility established in October 2002 to support the acquisition of the Asyst-Shinko JV interest.

•	$4 million relates to the outstanding mortgage balance on the Asyst Japan facility.

     Outlook

     As announced in its preliminary results on April 1, 2003, the company expects to report consolidated net sales of approximately $45 million for its first fiscal quarter ending June 30, 2003. Following is additional guidance for the first quarter of fiscal year 2004:

•	Consolidated gross margin is expected to be in the range of 15% to 20%. This is due to the impact of costly pre-Solectron inventory that had been expected to be consumed, but due to lower sales levels this inventory is expected to impact gross margin for the next couple of quarters. Beginning in the second fiscal quarter, the company anticipates improving gross margins as Solectron’s buying power and other efficiencies take effect.

•	The company expects to recognize partial benefit of $3-$4 million from its restructuring program in the first quarter, offset by one-time restructuring charges of similar magnitude. GAAP operating expenses, including amortization of intangibles of approximately $5 million and estimated restructuring charges of $3-$4 million, therefore will be essentially flat with the fourth quarter of fiscal 2003. In the second quarter of fiscal 2004, the company expects GAAP operating expenses, including amortization of intangibles and any remaining restructuring charges, in the range of $25-$27 million.

•	The company anticipates burning approximately $20 million of cash in the fiscal first quarter, net of any cash generated by Asyst-Shinko, including $3 to $4 million related to the restructuring program. Primarily as a result of the restructuring initiative, the company expects to reduce the rate of burn significantly in the second fiscal quarter, with the long-term objective to be cash flow neutral during any downturn.

•	The company expects net other expense to be approximately $(1.5 million), and the minority interest (the portion of ASI’s net operating results that is recognized by the minority partner) to be approximately $1.6 million, which would be a positive impact on the consolidated income statement.

     Highlights

•	On April 8, Asyst and Mattson Technology, Inc. (Nasdaq: MTSN) jointly announced a development alliance to integrate Asyst’s next-generation unified atmospheric equipment front-end with Mattson’s advanced 300mm rapid thermal processing (RTP) equipment.

•	On March 12, Asyst announced that it had received a significant order for 200mm SMIF equipment and related products from Advanced Semiconductor Manufacturing Corp. (ASMC) of China. This continues Asyst’s total leadership of the SMIF automation market in China.

•	On March 10, the company announced that its Asyst-Shinko joint venture had substantially completed installation of its second 200mm AMHS win in China.

•	On March 6, Asyst announced that its Plus™ Portal XT integrated equipment front-end system has been selected by Thermo NORAN, a business unit of Thermo Electron Corporation (NYSE:TMO), for the MicronX™ CXR 300mm metrology tool.

•	On March 5, Asyst announced that it has begun its first volume customer shipments through its new outsourced manufacturing capability at Solectron Corporation’s (NYSE:SLR) facilities in Singapore.

     Adjustments from GAAP to Pro Forma Results: Pro forma refers to GAAP results excluding the impact of acquisition-related stock-based compensation, amortization of acquired intangible assets, asset impairment charges, restructuring charges, additional inventory reserve, charges associated with outsourcing initiative, and discontinued operations. Management believes that CORE results better reflect the ongoing performance of the business.

     About Asyst

Asyst Technologies, Inc. is a leading provider of integrated automation systems for the semiconductor manufacturing industry, which enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chipmakers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com

Conference Call Details
     A live webcast of the conference call to discuss the quarter’s financial results will take place today at 5:30 p.m. Eastern Time. The webcast will be publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, Asyst’s Current Report on Form 8-K, and non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between the GAAP and non-GAAP financial measures contained in the Form 8-K, and any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 534966. The audio instant replay is available from April 29 at 7:30 p.m. Eastern Time through May 13 at 11:59 p.m. Eastern Time.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
     Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles, ability to improve gross margins through outsourced manufacturing, ability to reduce operating expenses, ability to manage cash flows, failure to respond to rapid demand shifts, dependence on a few significant customers, the transition of the industry from 200mm wafers to 300mm wafers, risks associated with the acceptance of new products and product capabilities, competition in the semiconductor equipment industry, failure to efficiently integrate acquired companies, failure to retain employees, and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2002, and Form 10-Q for the period ended Dec. 31, 2002, filed with the Securities and Exchange Commission.

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	March 31,	December 31,	March 31,
	2003	2002	2002

ASSETS
Current assets:
Cash and cash equivalents	$96,214	$60,133	$74,577
Restricted cash equivalents and short-term investments	3,088	2,836	5,052
Short-term investments	—	14,000	5,000
Accounts receivable, net	74,878	93,696	28,307
Inventories	22,204	16,269	39,296
Deferred tax asset	—	—	33,906
Prepaid expenses and other current assets	10,317	11,232	14,618

Total current assets	206,701	198,166	200,756

Long-term assets:
Property and equipment, net	24,295	33,255	34,399
Deferred tax asset	200	—	30,294
Goodwill	38,919	37,106	—
Intangible assets, net	103,448	84,992	29,901
Other assets, net	21,662	21,678	32,180
Assets of discontinued operations	—	8,985	16,885

Total long-term assets	188,524	186,016	143,659

Total Assets	$395,225	$384,182	$344,415

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term loans and notes payable	$17,976	$20,557	$16,707
Current portion of long-term debt and finance leases	1,273	1,199	1,076
Accounts payable	45,027	44,029	9,193
Accrued liabilities and other	50,572	54,820	46,819
Deferred revenue	2,130	4,430	4,367

Total current liabilities	116,978	125,035	78,162

Long-term liabilities:
Long-term debt and finance leases, net of current portion	114,812	115,297	90,331
Other long-term liabilities	36,508	11,434	6,795
Liabilities of discontinued operations	—	2,990	4,190

Total long-term liabilities	151,320	129,721	101,316

Minority interest	58,893	63,175	—
Shareholders’ equity:
Common stock	328,664	325,857	294,351
Accumulated other comprehensive income	3,002	2,207	(35)
Accumulated deficit	(263,632)	(261,813)	(129,379)

Total shareholders’ equity	68,034	66,251	164,937

Total liabilities and shareholders’ equity	$395,225	$384,182	$344,415

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2003	2002	2003	2002

Net sales	$59,687	$35,773	$259,495	$183,234
Cost of sales	48,488	22,544	184,443	142,306

Gross profit	11,199	13,229	75,052	40,928

Operating expenses:
Research and development	8,549	8,734	40,059	39,010
Selling, general and administrative	19,828	16,266	74,175	76,262
Amortization of acquired intangible assets	4,778	1,098	14,051	7,078
Restructuring charges	—	88	7,019	26,088
Asset impairment charges	—	—	15,519	22,574
In-process research and development costs of acquired business	—	—	7,832	2,000

Total operating expenses	33,155	26,186	158,655	173,012

Operating income (loss)	(21,956)	(12,957)	(83,603)	(132,084)
Gain on sale of WARC, net of tax	28,420	—	28,420	—
Other income (expense), net	(1,690)	(1,812)	(6,918)	(3,456)

Income (loss) before provision (benefit) for income taxes	4,774	(14,769)	(62,101)	(135,540)
Provision (benefit) for income taxes	(1,293)	(4,536)	57,335	(38,026)
Minority interest	161	—	(4,663)	—

Net income (loss) continuing operations	5,906	(10,233)	(114,774)	(97,514)
Discontinued operations, net of income tax	(7,725)	(2,942)	(19,478)	(51,404)

Net Income (loss)	(1,820)	(13,175)	(134,252)	(148,918)

Basic earnings (loss) per share:
Continuing operations	$0.16	$(0.29)	$(3.06)	$(2.76)
Discontinued operations	(0.21)	(0.08)	(0.52)	(1.45)

Basic net income (loss) per share	$(0.05)	$(0.37)	$(3.58)	$(4.21)

Diluted earnings (loss) per share:
Continuing operations	$0.15	$(0.29)	$(3.06)	$(2.76)
Discontinued operations	(0.19)	(0.08)	(0.52)	(1.45)

Diluted earnings (loss) per share	$(0.04)	$(0.37)	$(3.58)	$(4.21)

Shares used in the per share calculation:
Basic	38,005	35,779	37,489	35,373

Diluted	40,586	35,779	37,489	35,373

Asyst Technologies Inc., based on continuing operations
* Including Asyst Shinko as of Q3

	Q4 FY03		Q3 FY03		Q2 FY03		Q1 FY03		FY03

	ended 3/31/03*		ended 12/31/02 *		ended 9/30/02		ended 6/30/02
Net Bookings by Region
North America	12.7	30%	22.2	46%	18.9	38%	23.1	30%	76.9	35%
Japan	20.2	48%	10.7	22%	11.5	23%	14.0	18%	56.4	26%
Taiwan	1.8	4%	3.7	8%	4.9	10%	20.9	27%	31.3	14%
Other APAC	3.7	9%	8.4	17%	10.6	21%	15.6	20%	38.2	18%
Europe	3.7	9%	3.2	7%	4.3	9%	4.0	5%	15.2	7%

TOTAL	42.0	100%	48.3	100%	50.2	100%	77.4	100%	217.8	100%

Billings by Region
North America	18.2	31%	23.5	31%	26.0	36%	22.2	43%	89.9	35%
Japan	11.2	19%	16.7	22%	12.1	17%	7.7	15%	47.8	19%
Taiwan	8.3	14%	9.3	12%	18.1	25%	11.0	21%	46.7	18%
Other APAC	11.7	20%	21.6	29%	11.3	16%	6.2	12%	50.8	20%
Europe	8.6	15%	4.5	6%	4.9	7%	4.8	9%	22.7	9%

TOTAL	58.0	100%	75.6	100%	72.3	100%	51.9	100%	257.9	100%

Net Bookings by Customer Type
OEM	16.4	39%	18.0	37%	30.2	60%	27.6	36%	92.2	42%
End User	25.5	61%	30.3	63%	20.0	40%	49.8	64%	125.6	58%

TOTAL	42.0	100%	48.3	100%	50.2	100%	77.4	100%	217.8	100%

Billings by Customer
Type OEM	21.6	37%	26.1	35%	34.0	47%	20.5	40%	102.5	40%
End User	36.4	63%	49.5	65%	38.3	53%	31.3	60%	155.5	60%

TOTAL	58.0	100%	75.6	100%	72.3	100%	51.9	100%	257.9	100%

	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total

300mm Net Bookings	25.2	60%	27.0	56%	16.9	34%	30.4	39%	99.5	46%

	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total

300mm Net Billings	24.3	42%	29.6	39%	24.3	34%	18.7	36%	96.9	38%

	Amount	% of total	Amount	% of total

FPD Net Bookings	1.4	3%	2.3	5%

	Amount	% of total	Amount	% of total

FPD Net Billings	3.2	5%	9.3	12%

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three Months
	Ended
	March 31,	Pro Forma	Pro Forma
	2003	Adjustments	Results

Net sales	$59,687	$—	$59,687
Cost of sales	48,488	(4,540)	43,948

Gross profit	11,199	4,540	15,739

Operating expenses:
Research and development	8,549	(70)	8,479
Selling, general and administrative	19,828	(876)	18,952
Amortization of acquired intangible assets	4,778	(4,778)	—

Total operating expenses	33,154	(5,724)	27,431

Operating income (loss)	(21,956)		(11,692)
Gain on sale of WARC, net of tax	28,420	(28,420)	—
Other income (expense), net	(1,690)	—	(1,690)

Income (loss) before provision (benefit) for income taxes	4,774		(13,382)
Provision (benefit) for income taxes	(1,293)	—	(1,293)
Minority interest	161	—	161

Net income (loss) continuing operations	5,906		(12,250)
Discontinued operations, net of income tax	(7,725)	7,725	—

Net Income (loss)	(1,819)	7,725	(12,250)

Basic earnings (loss) per share:
Continuing operations	$0.16		$(0.32)
Discontinued operations	(0.21)		—

Basic net income (loss) per share	$(0.05)		$(0.32)

Diluted earnings (loss) per share:
Continuing operations	$0.15		$(0.30)
Discontinued operations	(0.19)		—

Diluted earnings (loss) per share	$(0.04)		$(0.30)

Shares used in the per share calculation:
Basic	38,005		38,005

Diluted	40,586		40,586